UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2017

PACIFIC VENTURES GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54584	75-2100622
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

117 West 9th Street, Suite 316 Los Angeles, California 90015
(Address of principal executive offices) (Zip Code)

(310) 392-5606
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 3, 2017, Pacific Ventures Group, Inc.'s (the "Company") board of directors (the "Board of Directors") adopted, by written consent, in accordance with the General Corporation Law of the State of Delaware, the Company's 2017 Equity Incentive Plan (the "2017 Plan"), which reserves a total of 1,500,000 shares of the Company's common stock, $0.001 par value per share (the "Common Stock") for issuance under the 2017 Plan. As described below, incentive awards authorized under the 2017 Plan include, but are not limited to, incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). If an incentive award granted under the 2017 Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with the exercise of an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the 2017 Plan.

Administration ― The Compensation Committee of the Board of Directors, or the Board of Directors in the absence of such a committee, will administer the 2017 Plan. Subject to the terms of the 2017 Plan, the Compensation Committee or the Board of Directors has complete authority and discretion to determine the terms upon which awards may be granted under the 2017 Plan.

Grants ― The 2017 Plan authorizes the grant to participants of nonqualified stock options, incentive stock options, restricted stock awards, restricted stock units, performance grants intended to comply with Section 162(m) of the Code and stock appreciation rights, as described below:

•
Options granted under the 2017 Plan entitle the grantee, upon exercise, to purchase up to a specified number of shares from us at a specified exercise price per share. The exercise price for shares of Common Stock covered by an option generally cannot be less than the fair market value of Common Stock on the date of grant unless agreed to otherwise at the time of the grant. In addition, in the case of an incentive stock option granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any parent or subsidiary, the per share exercise price will be no less than 110% of the fair market value of Common Stock on the date of grant.

•
Restricted stock awards and restricted stock units may be awarded on terms and conditions established by the compensation committee, which may include performance conditions for restricted stock awards and the lapse of restrictions on the achievement of one or more performance goals for restricted stock units.

•
The Compensation Committee or the Board of Directors may make performance grants, each of which will contain performance goals for the award, including the performance criteria, the target and maximum amounts payable, and other terms and conditions.

•
The 2017 Plan authorizes the granting of stock awards. The Compensation Committee or the Board of Directors will establish the number of shares of our common stock to be awarded (subject to the aggregate limit established under the 2017 Plan upon the number of shares of our common stock that may be awarded or sold under the 2017 Plan) and the terms applicable to each award, including performance restrictions.

•
Stock appreciation rights ("SARs") entitle the participant to receive a distribution in an amount not to exceed the number of shares of Common Stock subject to the portion of the SAR exercised multiplied by the difference between the market price of a share of Common Stock on the date of exercise of the SAR and the market price of a share of Common Stock on the date of grant of the SAR.

Duration, Amendment, and Termination ― The Board of Directors has the power to amend, suspend or terminate the 2017 Plan without stockholder approval or ratification at any time or from time to time. No change may be made that increases the total number of shares of Common Stock reserved for issuance pursuant to incentive awards or reduces the minimum exercise price for options or exchange of options for other incentive awards, unless such change is authorized by our stockholders within one year of such change. Unless sooner terminated, the 2017 Plan would terminate ten years after it is adopted.

As of the date of this Current Report on Form 8-K, no awards or any shares of Common Stock have been issued under the 2017 Plan.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description

10.1*	Pacific Ventures Group, Inc. 2017 Equity Incentive Plan.

10.2*	Form of Pacific Ventures Group, Inc. Incentive Stock Option Agreement.

10.3*	Form of Pacific Ventures Group, Inc. Nonqualified Stock Option Agreement.

* Filed herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Pacific Ventures Group, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC VENTURES GROUP, INC.

/s/ Shannon Masjedi
Name: Shannon Masjedi
Title: President, Chief Executive Officer and Interim Chief Financial Officer

Dated: November 8, 2017